Exhibit 99.1

ViewCast Extends Public Warrant Expiration Date and Reduces Exercise Price

    DALLAS--(BUSINESS WIRE)--Jan. 24, 2006--ViewCast Corporation (OTCBB:VCST)(OTCBB:VCSTW), a leading global provider of high-quality audio and video communication products, announced today that the Board of Directors voted to extend the expiration date on the public and public equivalent common stock purchase warrants from the current expiration date of February 3, 2006. The new expiration date on these warrants will be February 3, 2007. Additionally, the Board of Directors voted to decrease the exercise price of these warrants to $0.275 per share from $1.00 per share beginning on March 1, 2006, until the warrant expiration date. The warrants are redeemable by the company under certain conditions. As of December 31, 2005, approximately 3,900,000 public and public equivalent warrants were outstanding.
    "The decision to extend the expiration date on the public warrants is driven by the company's improved operating performance," said George Platt, chief executive officer of ViewCast Corporation. "Growth is our primary objective, and the additional capital made available through the extension of these warrants will help expand our business. We appreciate the loyalty and commitment of ViewCast warrant holders as we continue working to reward their patience with more promising investment opportunities and a larger, more profitable company."

    About ViewCast Corporation

    ViewCast develops video and audio communication products for delivering content dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards, Niagara(R) video encoders/servers and ViewCast(R) IVN enterprise software and systems. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets.
    Visit the company's Web site (http://www.viewcast.com) for more information.

    Safe Harbor Statement

    Certain statements, including those made by George Platt and those regarding business outlook, contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications and IT services market; the ability of the company to maintain current and develop future relationships with third party resellers, manufacturers and suppliers; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patents; avoid infringing upon third parties' patents and whether the sale of the assets described herein occurs. The company will not update the guidance or targets given in these statements during the next reporting period or comment on its progress in the next reporting period to analysts or investors until after it has closed its books on that reporting period. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

    All trademarks are property of their respective holders.

    CONTACT: ViewCast Corporation
             Media Contact:
             Mark Quigley, 972-488-7106
             mquigley@viewcast.com
             or
             Michael A. Burns & Associates, Inc.
             Investor Contact:
             Virginia L. Stuart, 214-521-8536
             Fax: 214-521-8599
             vstuart@mbapr.com